As filed with the Securities and Exchange Commission on August 2, 2017

 Registration No. 333-193160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

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NCM Financial, Inc.

(Exact Name of Small Business Issuer in its Charter)

Texas	7372	20-4859853
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

  Rosewood Court 2101 Cedar Springs Road,

Suite 1050

Dallas, TX 75201

Tel. No.: 800-686-3259

 (Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02	Termination of a Material Definitive Agreement.

On October 8, 2015 (the “Closing Date”), NCM Financial Inc. (the “Company”), entered into an investment agreement (the “Investment Agreement”), with Northbridge Funding Inc., a Delaware corporation (the “Investor”) whereby the Investor committed to invest $10,000,000 to purchase the Company’s common stock, par value $0.01 per share (the “Common Stock”), over the course of thirty-six (36) months. Subject to the terms and conditions set forth in the Investment Agreement, we may issue and sell to the Investor, and the Investor shall purchase from us, up to 50,000,000 shares having a purchase price of ten million dollars ($10,000,000).  Concurrently with entering into the Investment Agreement, the Company also entered into a registration rights agreement with Northbridge Funding (the “Registration Rights Agreement”), in which the Company agreed to file one or more registration statements, as permissible and necessary to register under the Securities Act of 1933, as amended (the “Securities Act”), registering the sale of the shares of the Company’s common stock that have been and may be issued to the Investor under the Investment Agreement.

On March 23, 2017, NCM Financial, Inc. entered into an exclusive investment banking agreement with Midtown Partners and CO. LLC. As a result, NCM Financial, Inc. is terminating the investment agreement and registration rights agreement with Northbridge Funding Inc., a Delaware corporation (the “Investor”) whereby the Investor committed to invest $10,000,000 to purchase the Company’s common stock, par value $0.01 per share (the “Common Stock”). The termination was completed August 2nd, 2017. The referenced exhibits filed with the 8K form on October 14, 2015 are exhibits 10.1 and 10.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCM FINANCIAL, INC.

	By:	/s/ Michael Noel
Dated: August 2, 2017		Michael Noel
Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer).